UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Taiwan Liposome Company, Ltd.

(Name of Issuer)

Common Shares, par value NT$10 per share

American Depository Shares each representing Two Common Shares

(Title of Class of Securities)

874038102**

(CUSIP Number)

Baker McKenzie LLP

Attn: Roger Bivans

1900 North Pearl

Suite 1500

Dallas, TX 75201

(214) 978-3000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

August 20, 2021

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

**	This CUSIP number applies to the Issuer’s American Depository Shares. Each American Depository Share represents two Common Shares.

SCHEDULE 13D

CUSIP No. 874038102	Page 2 of 95

(1)	Names of reporting persons Chang-Hai Lin
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 6,444,946 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 6,444,946 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 3 of 95

(1)	Names of reporting persons Yuhua Lin
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 4,779,200 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 4,779,200 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 4 of 95

(1)	Names of reporting persons Taiping Wu
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 4,244,820 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 4,244,820 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 5 of 95

(1)	Names of reporting persons Yanhui Lin
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 980,130 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 980,130 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 6 of 95

(1)	Names of reporting persons Chinnu Lin
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 2,617,972 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 2,617,972 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 7 of 95

(1)	Names of reporting persons Chinpen Lin
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 3,626,234 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 3,626,234 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 8 of 95

(1)	Names of reporting persons Chenghsien Lin
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 3,139,958 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 3,139,958 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 9 of 95

(1)	Names of reporting persons Tienhuo Chen
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 2,389,332 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 2,389,332 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 10 of 95

(1)	Names of reporting persons Keelung Hong
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 1,981,453 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 1,981,453 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 11 of 95

(1)	Names of reporting persons Chia Hung Lin
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 2,857,450 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 2,857,450 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 12 of 95

(1)	Names of reporting persons Moun Rong Lin
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 1,359,327 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 1,359,327 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 13 of 95

(1)	Names of reporting persons Tom Chen
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 769,326 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 769,326 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 14 of 95

(1)	Names of reporting persons Baldwin Yen
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization United States of America
Number of	(7)	Sole voting power 544,895 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 544,895 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 15 of 95

(1)	Names of reporting persons Yung Tsai Yen
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization United States of America
Number of	(7)	Sole voting power 856,182 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 856,182 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 16 of 95

(1)	Names of reporting persons Fu-Ying Huang
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 493,093 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 493,093 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 17 of 95

(1)	Names of reporting persons Tsung Cheng Lin
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 400,761 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 400,761 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 18 of 95

(1)	Names of reporting persons Ho Tzu Yen
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization United States of America
Number of	(7)	Sole voting power 393,980 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 393,980 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 19 of 95

(1)	Names of reporting persons Yong CiaoChing Corporation
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 257,283 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 257,283 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) CO

SCHEDULE 13D

CUSIP No. 874038102	Page 20 of 95

(1)	Names of reporting persons Chi Pin Investment Company
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 251,108 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 251,108 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) CO

SCHEDULE 13D

CUSIP No. 874038102	Page 21 of 95

(1)	Names of reporting persons Sophia Yen
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization United States of America
Number of	(7)	Sole voting power 249,957 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 249,957 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 22 of 95

(1)	Names of reporting persons Kelvin Yen
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization United States of America
Number of	(7)	Sole voting power 249,371 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 249,371 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 23 of 95

(1)	Names of reporting persons May Ju Chen
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 229,696 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 229,696 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 24 of 95

(1)	Names of reporting persons Kuei Long Chu
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 227,784 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 227,784 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 25 of 95

(1)	Names of reporting persons Sheue Fang Shih
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 201,299 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 201,299 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 26 of 95

(1)	Names of reporting persons Shun Shen Guo
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 204,194 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 204,194 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 27 of 95

(1)	Names of reporting persons Che Yao Chang
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 182,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 182,000 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 28 of 95

(1)	Names of reporting persons Ming Yuan Lo
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 280,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 280,000 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 29 of 95

(1)	Names of reporting persons Tsung Chang Yang
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 132,059 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 132,059 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 30 of 95

(1)	Names of reporting persons Su Jen Shieh
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 122,280 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 122,280 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 31 of 95

(1)	Names of reporting persons Fan Chi Yao
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 138,313 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 138,313 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 32 of 95

(1)	Names of reporting persons Wen Jen Peng
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 104,892 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 104,892 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 33 of 95

(1)	Names of reporting persons Yu Hsiu Su
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 100,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 100,000 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 34 of 95

(1)	Names of reporting persons Ku Hsiang Su
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 260,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 260,000 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 35 of 95

(1)	Names of reporting persons Wen Yeh Liao
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 89,723 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 89,723 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 36 of 95

(1)	Names of reporting persons Tsung Jen Lin
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 107,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 107,000 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 37 of 95

(1)	Names of reporting persons Shu Chuan Tsai
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 67,673 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 67,673 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 38 of 95

(1)	Names of reporting persons Tzu-Chieh Lin
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 55,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 55,000 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 39 of 95

(1)	Names of reporting persons Che-Yu Lin
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 52,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 52,000 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 40 of 95

(1)	Names of reporting persons Ching Ju Ou
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 51,462 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 51,462 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 41 of 95

(1)	Names of reporting persons Yuan Chi Huang
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 51,021 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 51,021 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 42 of 95

(1)	Names of reporting persons Nan Hsin Investment Limited Company
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 50,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 50,000 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) CO

SCHEDULE 13D

CUSIP No. 874038102	Page 43 of 95

(1)	Names of reporting persons Pei Sheng Wu
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 46,431 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 46,431 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 44 of 95

(1)	Names of reporting persons Siong Tern Liew
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Malaysia
Number of	(7)	Sole voting power 46,249 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 46,249 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 45 of 95

(1)	Names of reporting persons Wei Ta Chen
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 41,101 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 41,101 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 46 of 95

(1)	Names of reporting persons I Lin Chen
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 38,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 38,000 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 47 of 95

(1)	Names of reporting persons Yi Shan Shih
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 28,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 28,000 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 48 of 95

(1)	Names of reporting persons Yu Li Lin
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 14,107 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 14,107 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 49 of 95

(1)	Names of reporting persons Yun Sheng Liu
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 10,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 10,000 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 50 of 95

(1)	Names of reporting persons Iau Ang, Le Bun
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 10,404 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 10,404 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 51 of 95

(1)	Names of reporting persons Chi Jen Chen
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 7,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 7,000 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 52 of 95

(1)	Names of reporting persons Po Yu Huang
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 5,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 5,000 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 53 of 95

(1)	Names of reporting persons Wan Ju Tseng
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 3,303 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 3,303 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 54 of 95

(1)	Names of reporting persons Ching Jui Lin
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 3,303 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 3,303 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 55 of 95

(1)	Names of reporting persons Sucy Su Yang
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization United States of America
Number of	(7)	Sole voting power 160,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 160,000 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 56 of 95

(1)	Names of reporting persons Chi-Wen Hung
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 160,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 160,000 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 57 of 95

(1)	Names of reporting persons Yun-Lung Tseng
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 152,200 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 152,200 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 58 of 95

(1)	Names of reporting persons Yi Shi Chiang
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 147,629 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 147,629 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 59 of 95

(1)	Names of reporting persons Min-Wen Kuo
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 95,297 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 95,297 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 60 of 95

(1)	Names of reporting persons Carl Oscar Brown
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization United States of America
Number of	(7)	Sole voting power 37,618 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 37,618 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 61 of 95

(1)	Names of reporting persons Tien-Tzu Tai
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 34,845 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 34,845 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 62 of 95

(1)	Names of reporting persons Chia Hui Yu
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 34,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 34,000 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 63 of 95

(1)	Names of reporting persons Po-Chun Chang
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 33,513 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 33,513 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 64 of 95

(1)	Names of reporting persons Hsin-Ying Lin
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 15,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 15,000 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 65 of 95

(1)	Names of reporting persons Hui-Ju Tsai
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 23,012 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 23,012 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 66 of 95

(1)	Names of reporting persons Lo Chang
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 18,879 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 18,879 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 67 of 95

(1)	Names of reporting persons Chia Fang Lin
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 15,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 15,000 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 68 of 95

(1)	Names of reporting persons Ying-Chu Chi
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 15,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 15,000 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 69 of 95

(1)	Names of reporting persons He-Ru Chen
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 12,545 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 12,545 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 70 of 95

(1)	Names of reporting persons Chia-Tsung Su
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 11,011 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 11,011 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 71 of 95

(1)	Names of reporting persons Wan-Ni Yu
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 8,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 8,000 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 72 of 95

(1)	Names of reporting persons Yun-Hsiang Chuang
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 5,252 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 5,252 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 73 of 95

(1)	Names of reporting persons Yen-Ling Lin
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 3,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 3,000 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 74 of 95

(1)	Names of reporting persons Yun-Chen Su
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 1,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 1,000 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 75 of 95

(1)	Names of reporting persons Carina Chen
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 16,213 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 16,213 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 76 of 95

(1)	Names of reporting persons Jetstar Investment Limited
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Hong Kong
Number of	(7)	Sole voting power 343,608 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 343,608 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) CO

SCHEDULE 13D

CUSIP No. 874038102	Page 77 of 95

(1)	Names of reporting persons Taylor Neil Andrew
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization United Kingdom
Number of	(7)	Sole voting power 184,000 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 184,000 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 78 of 95

(1)	Names of reporting persons Chung-Yo Yao
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of China (Taiwan)
Number of	(7)	Sole voting power 20,415 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 20,415 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 874038102	Page 79 of 95

(1)	Names of reporting persons Isaac Chu
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) PF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization United States of America
Number of	(7)	Sole voting power 31,700 Common Shares
shares beneficially owned by	(8)	Shared voting power 46,132,421 Common Shares
each reporting person	(9)	Sole dispositive power 31,700 Common Shares
with:	(10)	Shared dispositive power 46,132,421 Common Shares
(11)	Aggregate amount beneficially owned by each reporting person 46,132,421 Common Shares
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)

Percent of class represented by amount in Row (11)

54.82% of the total number of Common Shares (including the underlying shares represented by the American Depositary Shares), based on a total of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020, based on information provided by the Issuer. Beneficial ownership information is presented as of December 31, 2020.

(14)	Type of reporting person (see instructions) IN

EXPLANATORY NOTE

Reference is hereby made to the initial statement on Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on July 15, 2021 (the “Original Schedule 13D”) with respect to the common shares, par value NT$10.00 per share (the “Common Shares”), and the American Depositary Shares (“ADS”), each representing two Common Shares, of Taiwan Liposome Company, Ltd., a company limited by shares organized under the laws of Taiwan (the “Issuer”). This Amendment No. 1 is being filed to update the Reporting Persons and to amend and supplement the Original Schedule 13D, and the exhibits thereto, as follows. Unless otherwise indicated, all capitalized terms used herein but not defined herein shall have the same meanings as set forth in the Original Schedule 13D.

Item 2: Identity and Background

Item 2 is hereby amended and restated in its entirety to read as follows:

This Statement is being filed jointly by:

•	Chang-Hai Lin;
•	Yuhua Lin;
•	Taiping Wu;
•	Yanhui Lin;
•	Chinnu Lin;
•	Chinpen Lin;
•	Chenghsien Lin;
•	Tienhuo Chen;
•	George Yeh;
•	Leemei Chen;
•	Topmunnity Therapeutics Taiwan Limited;
•	Champions Management Co., Ltd.;
•	Hongtai Investment Co., Ltd.; and
•	Keelung Hong
•	Chia Hung Lin
•	Moun Rong Lin
•	Tom Chen
•	Baldwin Yen
•	Yung Tsai Yen
•	Fu-Ying Huang
•	Tsung Cheng Lin
•	Ho Tzu Yen
•	Yong CiaoChing Corporation
•	Chi Pin Investment Company
•	Sophia Yen
•	Kelvin Yen
•	May Ju Chen
•	Kuei Long Chu
•	Sheue Fang Shih
•	Shun Shen Guo
•	Che Yao Chang
•	Ming Yuan Lo
•	Tsung Chang Yang
•	Su Jen Shieh
•	Fan Chi Yao
•	Wen Jen Peng
•	Yu Hsiu Su
•	Ku Hsiang Su
•	Wen Yeh Liao
•	Tsung Jen Lin

•	Shu Chuan Tsai
•	Tzu-Chieh Lin
•	Che-Yu Lin
•	Ching Ju Ou
•	Yuan Chi Huang
•	Nan Hsin Investment Limited Company
•	Pei Sheng Wu
•	Siong Tern Liew
•	Wei Ta Chen
•	I Lin Chen
•	Yi Shan Shih
•	Yu Li Lin
•	Yun Sheng Liu
•	Iau Ang, Le Bun
•	Chi Jen Chen
•	Po Yu Huang
•	Wan Ju Tseng
•	Ching Jui Lin
•	Sucy Su Yang
•	Chi-Wen Hung
•	Yun-Lung Tseng
•	Yi Shi Chiang
•	Min-Wen Kuo
•	Carl Oscar Brown
•	Tien-Tzu Tai
•	Chia Hui Yu
•	Po-Chun Chang
•	Hsin-Ying Lin
•	Hui-Ju Tsai
•	Lo Chang
•	Chia Fang Lin
•	Ying-Chu Chi
•	He-Ru Chen
•	Chia-Tsung Su
•	Wan-Ni Yu
•	Yun-Hsiang Chuang
•	Yen-Ling Lin
•	Yun-Chen Su
•	Carina Chen
•	Jetstar Investment Limited
•	Taylor Neil Andrew
•	Chung-Yo Yao
•	Isaac Chu

(collectively, the “Reporting Persons”).

The Reporting Persons have entered into a new Joint Filing Agreement, dated as of August 20, 2021, a copy of which is attached as Exhibit 99.1 to this Statement, pursuant to which they have agreed to file this Statement jointly in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

The name, business address, present principal occupation or employment (including the name, principal business and address of any corporation or other organization in which such employment is conducted) and place of citizenship of each Reporting Person and each executive officer and director of each Reporting Person (each of such directors and officers, a “Covered Person” and collectively, the “Covered Persons”) are set forth on Schedule A attached hereto, which is incorporated into this Item 2 by reference.

Neither the Reporting Persons nor, to the Reporting Persons’ knowledge, any Covered Person has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3: Source and Amount of Funds or Other Considerations

Item 3 is hereby amended and restated in its entirety to read as follows:

The Common Shares of the Issuer that are the subject of this Schedule 13D were previously acquired by the Reporting Persons from the Issuer using personal funds. The purchases of Common Shares by Chang-Hai Lin were previously reported on a Schedule 13G filed by Chang-Hai Lin on January 13, 2020.

The information set forth under the Explanatory Note and Items 4 and 6 of the Original Schedule 13D is incorporated herein by reference.

Item 5: Interest in Securities of the Issuer

Item 5 is hereby amended and restated in its entirety to read as follows:

(a) and (b) As of the close of business on August 17, 2021, each the Reporting Persons may be deemed, individually, and the Reporting Persons may be deemed, as a group, to beneficially own an aggregate of 46,132,421 Common Shares, which represents approximately 54.82% of the 84,154,934 Common Shares as of December 31, 2020, as disclosed in the Issuer’s Annual Report on Form 20-F.

Each of the Reporting Persons and the Covered Persons directly hold and have the sole power to vote and to direct the vote of the following shares:

Name	Common Shares Beneficially Owned (including the underlying shares represented by the American Depositary Shares)	Percentage of Common Shares Beneficially Owned
Chang-Hai Lin	6,444,946	7.66%
Yuhua Lin	4,779,200	5.68%
Taiping Wu	4,244,820	5.04%
Yanhui Lin	980,130	1.16%
Chinnu Lin	2,617,972	3.11%
Chinpen Lin	3,626,234	4.31%
Chenghsien Lin	3,139,958	3.73%
Tienhuo Chen	2,389,332	2.84%
George Yeh	1,353,753	1.61%
Leemei Chen	1,089,954	1.30%
Topmunnity Therapeutics Taiwan Limited	263,905	*
Amy Huang	38,831	*
Champions Management Co., Ltd.	N/A	N/A
Amy Huang	38,831	*
Hongtai Investment Co., Ltd.	N/A	N/A
Charles Chen	N/A	N/A
Keelung Hong	1,981,453	2.35%
Chia Hung Lin	2,857,450	3.40%
Moun Rong Lin	1,359,327	1.62%
Tom Chen	769,326	*
Baldwin Yen	544,895	*
Yung Tsai Yen	856,182	1.02%
Fu-Ying Huang	493,093	*
Tsung Cheng Lin	400,761	*
Ho Tzu Yen	393,980	*
Yong CiaoChing Corporation	257,283	*
Frank C. F. Huang	N/A	N/A

Name	Common Shares Beneficially Owned (including the underlying shares represented by the American Depositary Shares)	Percentage of Common Shares Beneficially Owned
Chi Pin Investment Company	251,108	*
Chih Lan Li	N/A	N/A
Sophia Yen	249,957	*
Kelvin Yen	249,371	*
May Ju Chen	229,696	*
Kuei Long Chu	227,784	*
Sheue Fang Shih	201,299	*
Shun Shen Guo	204,194	*
Che Yao Chang	182,000	*
Ming Yuan Lo	280,000	*
Tsung Chang Yang	132,059	*
Su Jen Shieh	122,280	*
Fan Chi Yao	138,313	*
Wen Jen Peng	104,892	*
Yu Hsiu Su	100,000	*
Ku Hsiang Su	260,000	*
Wen Yeh Liao	89,723	*
Tsung Jen Lin	107,000	*
Shu Chuan Tsai	67,673	*
Tzu-Chieh Lin	55,000	*
Che-Yu Lin	52,000	*
Ching Ju Ou	51,462	*
Yuan Chi Huang	51,021	*
Nan Hsin Investment Limited Company	50,000	*
Moun Rong Lin	1,359,327	1.62%
Pei Sheng Wu	46,431	*
Siong Tern Liew	46,249	*
Wei Ta Chen	41,101	*
I Lin Chen	38,000	*
Yi Shan Shih	28,000	*
Yu Li Lin	14,107	*
Yun Sheng Liu	10,000	*
Iau Ang, Le Bun	10,404	*
Chi Jen Chen	7,000	*
Po Yu Huang	5,000	*
Wan Ju Tseng	3,303	*
Ching Jui Lin	3,303	*
Sucy Su Yang	160,000	*
Chi-Wen Hung	160,000	*
Yun-Lung Tseng	152,200	*
Yi Shi Chiang	147,629	*
Min-Wen Kuo	95,297	*
Carl Oscar Brown	37,618	*
Tien-Tzu Tai	34,845	*
Chia Hui Yu	34,000	*

Name	Common Shares Beneficially Owned (including the underlying shares represented by the American Depositary Shares)	Percentage of Common Shares Beneficially Owned
Po-Chun Chang	33,513	*
Hsin-Ying Lin	15,000	*
Hui-Ju Tsai	23,012	*
Lo Chang	18,879	*
Chia Fang Lin	15,000	*
Ying-Chu Chi	15,000	*
He-Ru Chen	12,545	*
Chia-Tsung Su	11,011	*
Wan-Ni Yu	8,000	*
Yun-Hsiang Chuang	5,252	*
Yen-Ling Lin	3,000	*
Yun-Chen Su	1,000	*
Carina Chen	16,213	*
Jetstar Investment Limited	343,608	*
Taylor Neil Andrew	184,000	*
Taylor Neil Andrew	184,000	*
Chung-Yo Yao	20,415	*
Isaac Chu	31,700	*

* Represents percentage of common shares beneficially owned less than one percent.

The Reporting Persons and the Covered Persons beneficially own an aggregate of 46,132,421 Common Shares. The Common Shares beneficially owned by the Reporting Persons and the Covered Persons represent, in the aggregate, approximately 54.82% of the outstanding Common Shares. The percentages of beneficial ownership in this Statement are based on an aggregate of 84,154,934 Common Shares of the Issuer issued and outstanding as of December 31, 2020.

(c) The information set forth under the Explanatory Note and Items 3, 4 and 6 of the Original Schedule 13D is incorporated herein by reference.

(d) No other person is known by the Reporting Persons to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, Common Shares reported in this Statement.

(e) Not applicable.

Item 6: Contracts, Arrangements, Understandings, or Relationships with Respect to Securities of the Issuer

Item 6 is hereby amended and restated in its entirety to read as follows:

The information set forth under the Explanatory Note and Items 3, 4 and 5 of the Original Schedule 13D is incorporated herein by reference.

On or about August 20, 2021, each of the Major Shareholders and certain additional Reporting Persons who are shareholders of the Issuer entered into an undertaking in the form filed as Exhibit 99.2 with Bidco under which each of the Major Shareholders agreed to support the Share Swap and Bidco Share Redemption at the meeting of shareholders of this Issuer, to participate in the Rollover Transactions and to waive any appraisal rights in connection with the Share Swap.

The summary of the Purchase Agreement and the Investment Condition set forth in the Original Schedule 13D is qualified in its entirety by the full text of the Purchase Agreement and the Investment Agreement, which are filed as exhibits to the Original Schedule 13D and incorporated herein by reference.

Except as described in this Item 6, there are no contracts, arrangements, understandings or relationships among the Reporting Persons or between the Reporting Persons and any other persons with respect to any securities of the Issuer.

Item 7: Material to be Filed as Exhibits

Item 7 is hereby supplemented to add the following exhibits:

-	Exhibit 99.1 – Joint Filing Agreement, dated August 20, 2021, by and among the Reporting Persons.

-	Exhibit 99.2 – Undertaking (English translation)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 20, 2021

Chang-Hai Lin
/s/ Chang-Hai Lin

Yuhua Lin
/s/ Yuhua Lin

Taiping Wu
/s/ Taiping Wu

Yanhui Lin
/s/ Yanhui Lin

Chinnu Lin
/s/ Chinnu Lin

Chinpen Lin
/s/ Chinpen Lin

Chenghsien Lin
/s/ Chenghsien Lin

Tienhuo Chen
/s/ Tienhuo Chen

George Yeh
/s/ George Yeh

Leemei Chen
/s/ Leemei Chen

Topmunnity Therapeutics Taiwan Limited

	By:	/s/ Amy Huang
	Name:	Amy Huang
	Title:	Director

Champions Management Co., Ltd.

	By:	/s/ Amy Huang
	Name:	Amy Huang
	Title:	Director

Hongtai Investment Co., Ltd.

By:	/s/ Charles Chen
Name:	Charles Chen
Title:	Director

Keelung Hong
/s/ Keelung Hong

Chia Hung Lin
/s/ Chia Hung Lin

Moun Rong Lin
/s/ Moun Rong Lin

Tom Chen
/s/ Tom Chen

Baldwin Yen
/s/ Baldwin Yen

Yung Tsai Yen
/s/ Yung Tsai Yen

Fu-Ying Huang
/s/ Fu-Ying Huang

Tsung Cheng Lin
/s/ Tsung Cheng Lin

Ho Tzu Yen
/s/ Ho Tzu Yen

Yong Ciao Ching Corporation

By:	/s/ Frank C. F. Huang
Name:	Frank C. F. Huang
Title:	Director

Chi Pin Investment Company

By:	/s/ Chih Lan Li
Name:	Chih Lan Li
Title:	Director

Sophia Yen
/s/ Sophia Yen

Kelvin Yen
/s/ Kelvin Yen

May Ju Chen
/s/ May Ju Chen

Kuei Long Chu
/s/ Kuei Long Chu

Sheue Fang Shih
/s/ Sheue Fang Shih

Shun Shen Guo
/s/ Shun Shen Guo

Che Yao Chang
/s/ Che Yao Chang

Ming Yuan Lo
/s/ Ming Yuan Lo

Tsung Chang Yang
/s/ Tsung Chang Yang

Su Jen Shieh
/s/ Su Jen Shieh

Fan Chi Yao
/s/ Fan Chi Yao

Wen Jen Peng
/s/ Wen Jen Peng

Yu Hsiu Su
/s/ Yu Hsiu Su

Ku Hsiang Su
/s/ Ku Hsiang Su

Wen Yeh Liao
/s/ Wen Yeh Liao

Tsung Jen Lin
/s/ Tsung Jen Lin

Shu Chuan Tsai
/s/ Shu Chuan Tsai

Tzu-Chieh Lin
/s/ Tzu-Chieh Lin

Che-Yu Lin
/s/ Che-Yu Lin

Ching Ju Ou
/s/ Ching Ju Ou

Yuan Chi Huang
/s/ Yuan Chi Huang

Nan Hsin Investment Limited Company

By:	/s/ Moun Rong Lin
Name:	Moun Rong Lin
Title:	Director

Pei Sheng Wu
/s/ Pei Sheng Wu

Siong Tern Liew
/s/ Siong Tern Liew

Wei Ta Chen
/s/ Wei Ta Chen

I Lin Chen
/s/ I Lin Chen

Yi Shan Shih
/s/ Yi Shan Shih

Yu Li Lin
/s/ Yu Li Lin

Yun Sheng Liu
/s/ Yun Sheng Liu

Iau Ang, Le Bun
/s/ Iau Ang, Le Bun

Chi Jen Chen
/s/ Chi Jen Chen

Po Yu Huang
/s/ Po Yu Huang

Wan Ju Tseng
/s/ Wan Ju Tseng

Ching Jui Lin
/s/ Ching Jui Lin

Sucy Su Yang
/s/ Sucy Su Yang

Chi-Wen Hung
/s/ Chi-Wen Hung

Yun-Lung Tseng
/s/ Yun-Lung Tseng

Yi Shi Chiang
/s/ Yi Shi Chiang

Min-Wen Kuo
/s/ Min-Wen Kuo

Carl Oscar Brown
/s/ Carl Oscar Brown

Tien-Tzu Tai
/s/ Tien-Tzu Tai

Chia Hui Yu
/s/ Chia Hui Yu

Po-Chun Chang
/s/ Po-Chun Chang

Hsin-Ying Lin
/s/ Hsin-Ying Lin

Hui-Ju Tsai
/s/ Hui-Ju Tsai

Lo Chang
/s/ Lo Chang

Chia Fang Lin
/s/ Chia Fang Lin

Ying-Chu Chi
/s/ Ying-Chu Chi

He-Ru Chen
/s/ He-Ru Chen

Chia-Tsung Su
/s/ Chia-Tsung Su

Wan-Ni Yu
/s/ Wan-Ni Yu

Yun-Hsiang Chuang
/s/ Yun-Hsiang Chuang

Yen-Ling Lin
/s/ Yen-Ling Lin

Yun-Chen Su
/s/ Yun-Chen Su

Carina Chen
/s/ Carina Chen

Jetstar Investment Limited

By:	/s/ Taylor Neil Andrew
Name:	Taylor Neil Andrew
Title:	Director

Taylor Neil Andrew
/s/ Taylor Neil Andrew

Chung-Yo Yao
/s/ Chung-Yo Yao

Isaac Chu
/s/ Isaac Chu

SCHEDULE A

Covered Persons

The following sets forth the name, position and principal occupation of each Covered Person. Each of the Covered Persons is a citizen of the Republic of China (Taiwan).

Name	Present Principal Occupation	Relationship to Reporting Persons	Business Address
Chang-Hai Lin		Reporting Person	14F-4, No. 167, Fuxing N. Rd., Songshan Dist., Taipei City, Taiwan
Yuhua Lin		Reporting Person	14F-4, No. 167, Fuxing N. Rd., Songshan Dist., Taipei City, Taiwan
Taiping Wu		Reporting Person	14F-4, No. 167, Fuxing N. Rd., Songshan Dist., Taipei City, Taiwan
Yanhui Lin		Reporting Person	14F-4, No. 167, Fuxing N. Rd., Songshan Dist., Taipei City, Taiwan
Chinnu Lin		Reporting Person	14F-4, No. 167, Fuxing N. Rd., Songshan Dist., Taipei City, Taiwan
Chinpen Lin		Reporting Person	14F-4, No. 167, Fuxing N. Rd., Songshan Dist., Taipei City, Taiwan
Chenghsien Lin		Reporting Person	14F-4, No. 167, Fuxing N. Rd., Songshan Dist., Taipei City, Taiwan
Tienhuo Chen		Reporting Person	14F-4, No. 167, Fuxing N. Rd., Songshan Dist., Taipei City, Taiwan
George Yeh	President of the Issuer	Reporting Person President of the Issuer	2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Leemei Chen		Reporting Person	2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Topmunnity Therapeutics Taiwan Limited		Reporting Person	4F-2, No. 201, Fuxing N. Rd., Songshan Dist., Taipei City, Taiwan
Amy Huang	Director of Topmunnity Therapeutics Taiwan Limited	Director of Topmunnity Therapeutics Taiwan Limited	4F-2, No. 201, Fuxing N. Rd., Songshan Dist., Taipei City, Taiwan
Champions Management Co., Ltd.		Reporting Person	4F-2, No. 201, Fuxing N. Rd., Songshan Dist., Taipei City, Taiwan
Amy Huang	Director of Champions Management Co., Ltd.	Director of Champions Management Co., Ltd.	4F-2, No. 201, Fuxing N. Rd., Songshan Dist., Taipei City, Taiwan
Hongtai Investment Co., Ltd.		Reporting Person	7F, No. 167, Lane 235, Baoqiao Rd., Xindian Dist., New Taipei City, Taiwan
Charles Chen	Director of Hongtai Investment Co., Ltd.	Director of Hongtai Investment Co., Ltd.	7F, No. 167, Lane 235, Baoqiao Rd., Xindian Dist., New Taipei City, Taiwan
Keelung Hong	Chief Executive Officer, Founder and Chairman of the Issuer	Reporting Person Chief Executive Officer, Founder and Chairman of the Issuer	2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Chia Hung Lin			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Moun Rong Lin			11F., No.201, Fuxing N. Rd., Songshan Dist., Taipei City, Taiwan
Tom Chen			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan

Name	Present Principal Occupation	Relationship to Reporting Persons	Business Address
Baldwin Yen			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Yung Tsai Yen			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Fu-Ying Huang			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Tsung Cheng Lin			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Ho Tzu Yen			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Yong CiaoChing Corporation			No.35, Gangu St., Datong Dist., Taipei City, Taiwan
Frank C. F. Huang	Director of Yong CiaoChing Corporation	Director of Yong CiaoChing Corporation	No.35, Gangu St., Datong Dist., Taipei City, Taiwan
Chi Pin Investment Company			6F.-3, No.25, Sec. 1, Nanjing E. Rd., Zhongshan Dist., Taipei City, Taiwan
Chih Lan Li	Director of Chi Pin Investment Company	Director of Chi Pin Investment Company	6F.-3, No.25, Sec. 1, Nanjing E. Rd., Zhongshan Dist., Taipei City, Taiwan
Sophia Yen			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Kelvin Yen			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
May Ju Chen			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Kuei Long Chu			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Sheue Fang Shih			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Shun Shen Guo			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Che Yao Chang			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Ming Yuan Lo			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Tsung Chang Yang			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Su Jen Shieh			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Fan Chi Yao			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Wen Jen Peng			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Yu Hsiu Su			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Ku Hsiang Su			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Wen Yeh Liao			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Tsung Jen Lin			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Shu Chuan Tsai			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Tzu-Chieh Lin			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Che-Yu Lin			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan

Name	Present Principal Occupation	Relationship to Reporting Persons	Business Address
Ching Ju Ou			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Yuan Chi Huang			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Nan Hsin Investment Limited Company			11F., No.201, Fuxing N. Rd., Songshan Dist., Taipei City, Taiwan
Moun Rong Lin	Director of Nan Hsin Investment Limited Company	Director of Nan Hsin Investment Limited Company	11F., No.201, Fuxing N. Rd., Songshan Dist., Taipei City, Taiwan
Pei Sheng Wu			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Siong Tern Liew			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Wei Ta Chen			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
I Lin Chen			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Yi Shan Shih			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Yu Li Lin			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Yun Sheng Liu			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Iau Ang, Le Bun			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Chi Jen Chen			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Po Yu Huang			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Wan Ju Tseng			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Ching Jui Lin			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Sucy Su Yang			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Chi-Wen Hung			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Yun-Lung Tseng			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Yi Shi Chiang			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Min-Wen Kuo			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Carl Oscar Brown			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Tien-Tzu Tai			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Chia Hui Yu			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Po-Chun Chang			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Hsin-Ying Lin			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan

Name	Present Principal Occupation	Relationship to Reporting Persons	Business Address
Hui-Ju Tsai			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Lo Chang			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Chia Fang Lin			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Ying-Chu Chi			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
He-Ru Chen			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Chia-Tsung Su			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Wan-Ni Yu			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Yun-Hsiang Chuang			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Yen-Ling Lin			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Yun-Chen Su			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Carina Chen			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Jetstar Investment Limited			Flat 5/F, Block 1. University Heights, 23 Pokfield Road, Pokfulam, Hong Kong
Taylor Neil Andrew	Director of Jetstar Investment Limited	Director of Jetstar Investment Limited	Flat 5/F, Block 1. University Heights, 23 Pokfield Road, Pokfulam, Hong Kong
Taylor Neil Andrew			Flat 5/F, Block 1. University Heights, 23 Pokfield Road, Pokfulam, Hong Kong
Chung-Yo Yao			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan
Isaac Chu			2F, No. 3, Park St., Nangang Dist., Taipei City, Taiwan